AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 28, 2000
                                        REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D. C. 20549
                               _______________

                                  FORM S-6
                               _______________

                  FOR REGISTRATION UNDER THE SECURITIES ACT
                   OF 1933 OF SECURITIES OF UNIT INVESTMENT
                       TRUSTS REGISTERED ON FORM N-8B-2
                               _______________

A.  EXACT NAME OF TRUST:

                              EQUITY INVESTOR FUND
                        SELECT SERIES STANDARD & POOR'S
                           INTRINSIC VALUE PORTFOLIO
                                 2000 SERIES A
                              DEFINED ASSET FUNDS
                           (A UNIT INVESTMENT TRUST)

B.  NAMES OF DEPOSITORS:

              MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                             SALOMON SMITH BARNEY INC.
                          PAINEWEBBER INCORPORATED
                          DEAN WITTER REYNOLDS INC.

C.  COMPLETE ADDRESSES OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:

MERRILL LYNCH, PIERCE, FENNER & SMITH               SALOMON SMITH BARNEY INC.
           INCORPORATED                               388 GREENWICH STREET
       DEFINED ASSET FUNDS                                 23RD FLOOR
          P.O. BOX 9051                               NEW YORK, N.Y. 10013
    PRINCETON, N.J. 08543-9051


      DEAN WITTER REYNOLDS                          PAINEWEBBER INCORPORATED
              INC.                                  1285 AVE. OF THE AMERICAS
    TWO WORLD TRADE CENTER--                          NEW YORK, N.Y. 10019
          59TH FLOOR
     NEW YORK, N.Y. 10048

D.  NAMES AND COMPLETE ADDRESSES OF AGENTS FOR SERVICE:

      TERESA KONCICK, ESQ.                              DOUGLAS LOWE, ESQ.
         P.O BOX 9051                               DEAN WITTER REYNOLDS INC.
  PRINCETON, N.J. 08543-9051                        TWO WORLD TRADE CENTER--
                                                          59TH FLOOR
                                                    NEW YORK, N. Y. 10048

                                                            COPIES TO
  MICHAEL KOCHMANN           ROBERT E. HOLLEY       PIERRE DE SAINT PHALLE, ESQ.
388 GREENWICH STREET   1285 AVENUE OF THE AMERICAS     450 LEXINGTON AVENUE
NEW YORK, N.Y. 10013       NEW YORK, N.Y. 10019         NEW YORK, N.Y. 10017

E.  TITLE OF SECURITIES BEING REGISTERED:

 An indefinite number of Units of Beneficial Interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended.

F.  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

     As soon as practicable after the acquisition and deposit of the underlying obligations.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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                                   PART II

            ADDITIONAL INFORMATION NOT INCLUDED IN THE PROSPECTUS

   A. The following information relating to the Depositors is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement.

I. Bonding arrangements of each of the Depositors are incorporated by reference to Item A of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

II. The date of organization of each of the Depositors is set forth in Item B of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241) and is herein incorporated by reference thereto.

III. The Charter and By-Laws of each of the Depositors are incorporated herein by reference to Exhibits 1.3 through 1.12 to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

IV. Information as to Officers and Directors of the Depositors has been filed pursuant to Schedules A and D of Form BD under Rules 15b1-1 and 15b3-1 of the Securities Exchange Act of 1934 and is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement:

                                                               SEC FILE OR
                                                            IDENTIFICATION NO.
                                                            ------------------
         Merrill Lynch, Pierce, Fenner & Smith Incorporated        8-7221
         Salomon Smith Barney Inc.                                 8-8177
         PaineWebber Incorporated                                 8-16267
         Dean Witter Reynolds Inc.                                8-14172

     B. The Internal Revenue Service Employer Identification Numbers of the Sponsors and Trustee are as follows:

         Merrill Lynch, Pierce, Fenner & Smith Incorporated    13-5674085
         Salomon Smith Barney Inc.                             13-1912900
         PaineWebber Incorporated                              13-2638166
         Dean Witter Reynolds Inc.                             94-0899825
         The Chase Manhattan Bank, Trustee                     13-4994650

                                  UNDERTAKING

The Sponsors undertake that they will not make any amendment to the Supplement to this Registration Statement which includes material changes without submitting the amendment for Staff review prior to distribution.

             SERIES OF EQUITY INCOME FUND AND EQUITY INVESTOR FUND DESIGNATED PURSUANT TO RULE 487 UNDER THE SECURITIES ACT OF 1933

                                                                        SEC
Series Number                                                       File Number
-------------                                                       -----------
Municipal Investment Trust Fund:
Equity Income Fund, Select Growth Portfolio--1995 Series.............. 33-51985
Equity Investor Fund, Select S&P Industrial Portfolio--1998 Series H..333-64577

                       CONTENTS OF REGISTRATION STATEMENT

     THE REGISTRATION STATEMENT ON FORM S-6 COMPRISES THE FOLLOWING PAPERS AND
DOCUMENTS:

The facing sheet of Form S-6.
The Cross-Reference Sheet (incorporated by reference to the Cross-
  Reference Sheet to the Registration Statement of Defined Asset Funds Municipal Insured Series, 1933 Act File No. 33-54565).
The Prospectus.
Additional Information not included in the Prospectus (Part II).

The following exhibits:

    1.1   -- Form of Trust Indenture (incorporated by reference to
             Exhibit 1.1 to Amendment No. 2 to the Registration Statement of Equity Income Fund, Select S&P Industrial Portfolio 1997 Series A, Defined Asset Funds, Reg. No. 33-05683).

  1.1.1   -- Form of Standard Terms and Conditions of Trust Effective
             October 21, 1993 (incorporated by reference to Exhibit
             1.1.1 to the Registration Statement of Municipal
             Investment Trust Fund, Multistate Series-48, Defined
             Asset Funds, 1933 Act File No. 33-50247).

    1.2 -- Form of Master Agreement Among Underwriters (incorporated by reference to Exhibit 1.2 to the Registration
             Statement of The Corporate Income Fund, One Hundred
             Ninety-Fourth Monthly Payment Series, 1933 Act File No.
             2-90925).

    2.1   -- Form of Certificate of Beneficial Interest (included in
             Exhibit 1.1.1).

   *3.1   -- Opinion of counsel as to the legality of the securities being issued including their consent to the use of their name under the heading "Taxes" and"
             Miscellaneous--Legal Opinion'' in the Prospectus.

   *5.1   -- Consent of independent public accountants.

    9.1   -- Information Supplement (incorporated by reference to
             Exhibit 9.1 to the Registration Statement of Equity
             Investor Fund, Select Ten Portfolio 1999 International Series A (United Kingdom Portfolio), File No.
             333-70593).
---------
 * To be filed with Amendment to Registration Statement.


                                  R-1
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                                   SIGNATURES

The registrant hereby identifies the series numbers of Equity Income Fund and Equity Investor Fund listed on page R-1 for the purposes of representations required by Rule 487 and represents the following:

1) That the portfolio securities deposited in the series as to which this registration statement is being filed to not differ materially in type or quality from those deposited in such previous series;

2) That, except to the extent necessary to identify the specific portfolio securities deposited in, and to provide essential information for, the series with respect to which this registration statement is being filed, this registration statement does not contain disclosures that differ in any material respect from those contained in the registration statements for such previous series as to which the effective date was determined by the Commission or the staff; and

3)   That it has complied with Rule 460 under the Securities Act of 1933.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK AND STATE OF NEW YORK ON THE 28TH DAY OF MARCH, 2000.

     Signatures appear on pages R-3, R-4, R-5 and R6.

     A majority of the members of the Board of Directors of Merrill Lynch, Pierce, Fenner & Smith Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Salomon Smith Barney Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Executive Committee of the Board of Directors of PaineWebber Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Dean Witter Reynolds Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.


                                  R-2
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MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
  DEPOSITOR


By the following persons, who constitute a        Powers of Attorney have been
   majority of the Board of Directors of          filed under Form SE and
   Merrill Lynch, Pierce, Fenner & Smith          the following 1933 Act
   Incorporated:                                  File Number: 333-70593


  GEORGE A. SCHIEREN
  JOHN L. STEFFENS



  By  J. DAVID MEGLEN
     (As authorized signatory for
     Merrill Lynch, Pierce, Fenner & Smith Incorporated and Attorney-in-fact for the persons listed above)


                                     R-3
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SALOMON SMITH BARNEY INC.
  DEPOSITOR


By the following persons,                Powers of Attorney have
   who constitute a majority of             been filed under the
   the Board of Directors of                1933 Act File
   Salomon Smith Barney Inc.:               Numbers: 333-63417 and
                                            333-63033

    MICHAEL A. CARPENTER
    DERYCK C. MAUGHAN



    By GINA LEMON
       (As authorized signatory for
       Salomon Smith Barney Inc. and
       Attorney-in-fact for the persons listed above)


                                     R-4

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PAINEWEBBER INCORPORATED
  DEPOSITOR


By the following persons, who                Powers of Attorney have
   constitute the Board of Directors           been filed under Form SE
   of PaineWebber Incorporated:                and the following 1933 Act
                                               File Number: 2-61279

   MARGO N. ALEXANDER
   TERRY L. ATKINSON
   BRIAN M. BAREFOOT
   STEVEN P. BAUM
   MICHAEL CULP
   REGINA A. DOLAN
   JOSEPH J. GRANO, JR.
   EDWARD M. KERSCHNER
   JAMES P. MacGILVRAY
   DONALD B. MARRON
   ROBERT H. SILVER
   MARK B. SUTTON



   By ROBERT E. HOLLEY
      (As authorized signatory for
      PaineWebber Incorporated and
      Attorney-in-fact for the persons listed above)


                                     R-5
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DEAN WITTER REYNOLDS INC.
  DEPOSITOR


By the following persons,               Powers of Attorney have been
   who constitute a majority of           filed under Form SE and
   the Board of Directors of              the following 1933 Act
   Dean Witter Reynolds Inc.:             File Number: 33-17085,
                                          333-13039, 333-47553 and
                                          333-89009
   BRUCE F. ALONSO
   RICHARD M. DeMARTINI
   RAYMOND J. DROP
   JAMES F. HIGGINS
   JOHN J. MACK
   MITCHELL M. MERIN
   STEPHEN R. MILLER
   PHILIP J. PURCELL
   JOHN H. SCHAEFER
   THOMAS C. SCHNEIDER
   ALAN A. SCHRODER
   ROBERT G. SCOTT



   By MICHAEL D. BROWNE
      (As authorized signatory for
      Dean Witter Reynolds Inc. and
      Attorney-in-fact for the persons listed above)


                                    R-6